UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2009

Boston Scientific Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11083	04-2695240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Boston Scientific Place, Natick, Massachusetts		01760-1537
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	508-650-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of its ongoing evaluation of our general and executive compensation programs, the Executive Compensation and Human Resource Committee of our Board of Directors has reviewed our existing compensation plans and arrangements and recommended to our Board certain modified compensation plans and arrangements for 2010 to better align short- and long-term incentives with increasing stockholder value. On October 27, 2009, our Board approved these changes as more fully described below.

1. 2010 Performance Incentive Plan (the "2010 PIP")

As part of our overall compensation program, our Performance Incentive Plans provide an annual cash incentive opportunity for eligible salaried personnel, including those officers designated as Named Executive Officers in our 2009 Proxy Statement, based on the achievement of certain performance metrics.

In connection with the increased annual focus to our compensation program, performance goals are set and measured annually, as opposed to our former practice of setting performance goals annually and measuring goals quarterly and annually. The financial measures and relative weightings under the 2010 PIP, like the 2009 PIP, differ for corporate employees and business unit and international employees. For corporate employees, the 2010 PIP financial measures and weights remain unchanged and include full year adjusted Earnings Per Share, Net Sales, and Free Cash Flow. For business unit and international employees, the performance metrics now include localized Net Sales, Operating Income and certain cash flow metrics to better align performance targets with measurable results at the business unit, country and region levels. Executive officers leading business units or regions will continue to be measured against business or regional performance targets. In order to maintain focus on quality objectives, the 2010 PIP also considers corporate-wide performance on quality goals. During the first quarter of 2010, the Compensation Committee will approve actual performance targets for the 2010 performance year for eligible employees under the PIP.

Payments to executive officers under the 2010 PIP are intended to qualify as performance-based compensation that is deductible under section 162(m) of the Internal Revenue Code. For section 162(m) purposes, funding will be based on attainment of financial goals, and individual and quality goals will be taken into account through the exercise of negative discretion.

2. 2010 Performance Share Plan

Beginning in 2010, performance share awards in the form of Deferred Stock Units will be granted to executive officers and certain other members of our senior management team in order to place additional emphasis on creating long-term stockholder value. The performance shares granted under our 2010 Performance Share Plan will be one equity vehicle within the overall mix of our long-term incentive program and will be awarded under our 2003 Long Term Incentive Plan which was previously approved by stockholders. Under the Performance Share Plan, performance will be measured in three annual performance cycles comparing our own Total Shareholder Return to the Total Shareholder Return of the companies in the S&P 500 Healthcare Industry Index. Under this Plan, Total Shareholder Return will be defined as the change in stock price plus dividends paid over the average closing stock price for the last 60 days of the calendar year prior to the year in which the grant is made. At the end of the three year performance period, final Total Shareholder Return will be calculated using the simple average of the three annual performance cycles. Performance Shares will fully vest after the three year period based on meeting performance requirements approved by the Compensation Committee on the date of grant.

3. Executive Life Insurance

Until 2004, we provided our executive officers split dollar life insurance under our executive life insurance program. This program has been closed to new participants since 2004. However, rather than terminating pre-existing insurance policies, we have made annual cash payments to certain current and former executive officers, including Fredericus A. Colen, a Named Executive Officer, in an amount equal to the annual premium of the policy plus a gross-up for tax purposes. On October 27, 2009, the Board of Directors, upon the recommendation of the Compensation Committee, approved payments to these current and former executive officers, including Mr. Colen, for the purpose of eliminating this benefit. Each individual with an executive life insurance policy will receive a payment equal to the remaining premiums to be made under the policy discounted at a rate of 4% to net present value. Mr. Colen will receive a cash payment in the amount of approximately $220,000, which amount includes a tax gross-up.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Scientific Corporation

November 2, 2009	By:	Lawrence J. Knopf

Name: Lawrence J. Knopf
Title: Senior Vice President and Deputy General Counsel